Exhibit 99

NEWS

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IMMEDIATE RELEASE
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FORD MOTOR COMPANY'S U.S. SALES RISE
4.1 PERCENT IN JANUARY

Ford's O'Connor: "We're off to a good start in 2003. January's market share increase is encouraging."

Lincoln's All-New Product Line Yields 24 Percent Sales Jump

DEARBORN, MI, Feb. 3, 2003 - U.S. customers purchased or leased 242,555 cars and trucks from Ford, Mercury, Lincoln, Jaguar, Volvo, and Land Rover dealers in January, up 4.1 percent compared with a year ago.

"We're off to a good start in 2003," said Jim O'Connor, Ford Group Vice President, North America Marketing, Sales and Service. "Our goal in 2003 is to regain market share - and January's market share increase is encouraging. We expect further market share increases driven by products that were introduced in the second half of 2002 as well as products that will debut later this year, like the Ford F-150 truck and Ford and Mercury minivans."

Tangible results from the company's product-led Revitalization Plan were seen at Lincoln where January sales increased 24 percent compared with a year ago. It was the second month in a row that Lincoln sales increased (December sales climbed 43 percent). Lincoln Town Car (January sales up 5 percent) and LS sedans (up 55 percent) were redesigned in 2002, as was the Lincoln Navigator SUV

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(up 11 percent). Lincoln Aviator is an all-new, mid-sized SUV.

"There has never been a newer lineup of products in Lincoln's storied history," said O'Connor.

Ford dealers reported January sales of 200,224, up four percent compared with a year ago. Ford dealers saw higher sales of Focus (up 24 percent), Taurus (up 22 percent), Escape (up 23 percent), Ranger (up 16 percent) and Windstar (up 14 percent). Sales of Ford F-Series (up 2 percent) and Expedition (down 3 percent) were about equal to a year ago.

Mercury sales were nine percent higher than a year ago, as higher sales for Grand Marquis (up 22 percent) and Sable (up 27 percent) more than offset the impact of the discontinued Villager minivan.

Volvo sales rose 13 percent reflecting the all-new, award-winning XC90, Volvo's first sport utility vehicle. The XC90, recently voted North American Truck of the Year, posted January sales of 1,669.

Jaguar and Land Rover sales were lower than a year ago. Jaguar sales were 25 percent lower than a year ago coming off last January's 88 percent increase. Land Rover sales were 14 percent lower coming off last January's 133 percent increase. Both brands set January sales records in 2002 and went on to achieve new calendar year sales records.